 Exhibit 17.5

1 From: David Smith Sent: Monday, March 16, 2026 4:44 PM To: Phillip Abraham Subject: [EXTERNAL] Re: Draft 8-K Follow Up Flag: Follow up Flag Status: Flagged EXTERNAL EMAIL: This email originated from outside of the organization - do not click links or open attachments unless you recognize the sender and know the content is safe. Phil, I have reviewed the draft disclosure and I believe that it misses the fundamental point that I and others resigned because the audit committee decided to terminate independent counsel to the committee. It was due to a specific action not the general handling of the investigation. I disagree with the words as drafted and request that they be changed to address the dismissal of independent counsel. Please advise. David On Mar 16, 2026, at 12:49 PM, Phillip Abraham wrote: Dear David, as required by s. 5.02 of the General Instructions regarding Form 8-K Current Report filings, please find attached a draft 8-K that the Company intends to issue to reflect your recent resignation. Phil <image 333280.jpg > Phillip Abraham | Executive Vice President, Legal & Land | Gran Tierra Energy 500 Centre Street SE | Calgary AB , Canada | T2G 1A6 www.grantierra.com <GTE - Form 8-K Draft 2026-03-16.docx>